Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Securities registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), as of December 31, 2021:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value DKK 1 per share	ORPH	The Nasdaq Global Select Market**

Ordinary shares, nominal value DKK 1 per share*	ORPH	The Nasdaq Global Select Market*

* Not for trading, but only in connection with the registration of the American Depositary Shares (“ADSs”) on The Nasdaq Global Select Market.

** The ADSs were delisted from The Nasdaq Global Select Market on March 31, 2022. The Deposit Agreement governing the ADSs will be terminated on July 6, 2022.

This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) the holders of ADSs as of December 31, 2021.

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association and relevant provisions of the Danish Companies Act (Selskabsloven) (the “DCA”). The following summary is subject to and qualified in its entirety by our articles of association and by applicable Danish law, particularly the DCA. This is not a summary of all the significant provisions of the articles of association or of Danish law and does not purport to be complete. Further, please note that as an ADS holder you will not be treated as one of our shareholders and will not have any shareholder rights.

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the Kingdom of Denmark and Delaware corporate law, the law under which many publicly listed companies in the United States are incorporated. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of association, which are included as an exhibit to this Annual Report on Form 20-F.

General

We were incorporated on June 19, 2009 as a private limited liability company under Danish law and later converted into a Danish public limited liability company on October 20, 2017. We are registered with the Danish Business Authority (Erhvervsstyrelsen) in Copenhagen, Denmark under company registration number (CVR) no. 32266355. We were admitted to trading and official listing on Nasdaq Copenhagen in November 2017. Our company was established with the objectives of engaging in research, development, production, marketing, sales and/or licensing of medicinal products for treatment of various disorders, including lysosomal storage diseases (LSD), neuromuscular disorders and other related diseases, as well as to carry out associated activities.

On March 11, 2022 the Board of Directors of Orphazyme initiated in-court restructuring proceedings whereby we pursued potential opportunities for a sale of our assets and operations, a sale of the Company and/or a refinancing (potentially in combination with a compulsory composition). The ADSs were delisted from The Nasdaq Global Select Market on March 31, 2022.

In May 2022, substantially all of the Company’s assets and business activities, were sold to KemPharm Denmark A/S (“KemPharm”), a wholly-owned subsidiary of KemPharm Inc.  KemPharm (i) acquired substantially all of our employees and most of our assets, except for certain exempted assets; (ii) took over certain liabilities, including employee liabilities, liabilities relating to an early access patient program and certain milestone payments linked to approvals of medicinal products; and (iii) took over certain of our continued agreements relevant to the continued operations of the business operated by us. KemPharm paid a total of USD 12.8 million in cash and assumed liabilities estimated to equal approximately USD 5.2 million as consideration.

Our headquarters and principal executive office is located at Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark, and our telephone number is +45 39 17 82 72. We have vacated our laboratory space and assigned the remaining office facility to KemPharm Denmark ApS as of June 1, 2022. Our website address is www.orphazyme.com. The information contained on, or accessible through, our website is not incorporated by reference into this Annual Report on Form 20-F, and you should not consider any information contained in, or that can be accessed through, our website as part of this Annual Report on Form 20-F or in deciding whether to purchase our ordinary shares or ADSs. We have included our website address as an inactive textual reference only.

Development of Share Capital and Our Shares

As of November 2017, we had one class of shares (prior to this date we had multiple classes of shares).

As of December 31, 2021, our registered, issued and fully paid outstanding share capital was DKK 34,952,241 distributed into 34,952,241 shares of nominal value of DKK 1 each.

As of December 31, 2021, 19,886,184 shares were represented by ADS. Each ADS represents one ordinary share. Our ADSs were listed on the Nasdaq Global Select Market under the symbol “ORPH”. The underlying shares are listed on Nasdaq Copenhagen under the symbol “ORPHA”.

In February 2022, the Company issued new shares as a result of the utilization of the Company’s U.S. At-the-Market Offering Program with Cowen and Company, LLC (“Cowen”). On February 11, 2022, a total of 360,000 ordinary shares of nominally DKK 1 each, represented by ADSs, were issued by the Company and sold in the market by Cowen as the sales agent at market price as determined by the Company’s Board of Directors in accordance with the authorization in article 3.1 of the Company’s Articles of Association.

As a result of the share issuance in February 2022, the Company’s nominal share capital is DKK 35,312,241 divided into shares of DKK 1 each or multiples thereof.

Pre-emptive Rights

If our shareholders at a general meeting resolve to increase our share capital by a cash contribution, section 162 of the DCA will apply. Under that section, shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be derogated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting, provided the share capital increase takes place at market price or nine-tenths of the votes cast, as well as at least nine-tenths of the share capital represented at the general meeting if the share capital increase takes place below market price, unless (i) such capital increase is directed at certain but not all shareholders (in which case all shareholders must consent); or (ii) such capital increase is directed at our employees whereby a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting is required. Further, the pre-emptive rights may be derogated from by an exercise of the board of directors of a valid authorization in our articles of association, provided that the share capital increase takes place at or above market price, unless adopted in accordance with the procedures set out above.

Shareholders’ Register

We are obliged to maintain a shareholders’ register (Ejerbog). The shareholders’ register is maintained by Computershare A/S, Lottenborgvej 26 D, 1., DK-2800 Kgs. Lyngby, Denmark, our Danish share registrar and transfer agent. It is mandatory that the shareholders’ register is maintained within the European Union and that it is available to public authorities.

Pursuant to the DCA, public and private limited liability companies are required to register with the Danish Business Authority information regarding shareholders who own at least 5% of the share capital and/or the voting rights. Pursuant to this provision, we file registrations with the Danish Public Shareholders’ Register of the Danish Business Authority. Shareholders that exceed or fall below the ownership threshold must notify us, and we will subsequently file the information with the Danish Business Authority. Reporting is further required upon passing or falling below thresholds of 5%, 10%, 15%, 20%, 25%, 50%, 90%, and 100% as well as one-third and two-thirds of the votes or the share capital. This also applies to ADS holders and other beneficial holders of our shares.

Articles of Association and Danish Corporate Law

General Meetings and Voting Rights

Our general meetings shall be held in the Capital Region of Denmark. Our annual general meeting shall be held each year in due time for the audited and approved annual report to be received by the relevant authorities before the applicable statutory time limit. Not later than eight weeks before the contemplated date of the annual general meeting, we shall publish the date of the general meeting and the deadline for submitting requests for specific proposals to be included in the agenda.

Extraordinary general meetings shall be held when determined by our board of directors or requested by our auditor. Furthermore, our board of directors shall convene an extraordinary general meeting within two weeks of receipt of a written request from shareholders representing no less than 5% of the share capital containing specific proposals for the business to be transacted at such extraordinary general meeting.

General meetings shall be convened by our board of directors with at least three weeks’ and not more than five weeks’ notice. The notice shall be published on our website. Furthermore, a notice of the general meeting shall be sent electronically to all shareholders recorded in our register of shareholders who have requested such notice.

In accordance with Danish law, the notice shall specify the time and place of the general meeting and the agenda containing the business to be transacted at the general meeting. If a proposal to amend our articles of association is to be considered at the general meeting, the main contents of the proposal shall be specified in the notice. Our general meetings shall be held in English. Our board of directors may decide to offer simultaneous interpretation into Danish. Documents prepared in connection with or following a general meeting shall be in English and, to the extent required by law or if decided by our board of directors, in Danish.

Every shareholder is entitled to have specific business transacted at the general meeting, provided that the shareholder submits a written request to that effect to our board of directors not later than six weeks before the date of the general meeting.

The right of a shareholder to attend a general meeting and to vote is determined by the shares held by the shareholder at the record date. The record date is one week before the general meeting. The shares held by each shareholder are determined at the record date based on the number of shares held by that shareholder as registered in our register of shareholders and any notification of ownership received by us for the purpose of registration in our register of shareholders, but which have not yet been registered.

At the general meeting each share of the nominal value of DKK 1 shall carry one vote. Our articles of association permit a person registered as a holder of our shares in VP Securities A/S and acting in a professional capacity to exercise on behalf of other natural or legal persons, including holders of ADSs representing our ordinary shares, voting rights attached to any such shares in a manner that is not identical to the exercise of the voting rights attached to our other shares held by such person.

A shareholder who is entitled to attend the general meeting pursuant to our articles of association and who wants to attend the general meeting shall notify us of his/her attendance no later than three days prior to the date of the general meeting. A shareholder may, subject to having notified us of his/her attendance in accordance with our articles of association, attend in person or by proxy, and the shareholder or the proxy may attend together with an adviser.

The right to vote may be exercised by a written and dated instrument of proxy in accordance with applicable laws. Our board of directors may be appointed as proxy. A shareholder who is entitled to participate in the general meeting according to our articles of association may vote by postal vote in accordance with the DCA. Such postal votes shall be received by us no later than the business day before the general meeting. Postal votes cannot be withdrawn. In accordance with Danish law, the notice shall specify the time and place of the general meeting and the agenda containing the business to be transacted at the general meeting. If a proposal to amend our articles of association is to be considered at the general meeting, the main contents of the proposal shall be specified in the notice.

Our articles of association permit our board to decide to hold general meetings partially or fully by electronic means in accordance with our articles of association and applicable Danish law.

Resolutions by the General Meetings and Amendments to the Articles of Association

Resolutions at general meetings shall be passed by a simple majority of votes cast, unless otherwise prescribed by law or by our articles of association. Adoption of changes to our articles of association, our dissolution, merger or demerger requires that the resolution is adopted by at least 2/3 of the votes cast as well as the share capital represented at the general meeting, unless applicable laws prescribe stricter or less strict adoption requirements or applicable laws confer specific authority to our board of directors or other bodies. The provisions in our articles of association relating to a change of the rights of shareholders or a change to the capital are not more stringent than required by the DCA.

Redemption and Conversion Provisions

Except as provided for in the DCA, no shareholder is under an obligation to have its shares redeemed in whole or in part by us or by any third party, and none of the shares carry any redemption or conversion rights or any other special rights.

Dissolution and Liquidation

In the event of dissolution and liquidation, our shareholders are entitled to participate in the distribution of assets in proportion to their nominal shareholdings after payment of our creditors.

Indication of Takeover Bids

No takeover offers have been made by any third party in respect of our shares during the past or current financial year. Our articles of association do not contain provisions that are likely to have the effect of delaying, deferring or preventing a change in control of our company.

Provisions as to the Level of Equity Investments to be Notified to Us and the Danish Authorities

Shareholders in Danish companies with shares admitted to trading and official listing on Nasdaq Copenhagen are, pursuant to Section 38 of the Danish Capital Markets Act, required to give simultaneous notice to the company and the Danish Financial Supervisory Authority (the “FSA”) of shareholding in the company, when the shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and limits of one-third or two-thirds of the voting rights and/or nominal value of the total share capital.

A shareholder in a company means a natural or legal person who, directly or indirectly, holds: (i) shares in the company on behalf of itself and for its own account; (ii) shares in the company on behalf of itself, but for the account of another natural or legal person; or (iii) depository receipts, where such holder is considered a shareholder in relation to the underlying shares represented by the depository receipts.

The duty to notify set forth above further applies to natural and legal persons who are entitled to acquire, sell or exercise voting rights which are:

(i)

held by a third party with whom that natural or legal person has concluded an agreement, which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards the management of the issuer in question (common duty to inform for all parties to the agreement);

(ii)	held by a third party under an agreement concluded with that natural or legal person providing for the temporary transfer of the voting rights in question in return for consideration;

(iii)	attached to shares which are lodged as collateral for that natural or legal person, provided the person controls the voting rights and declares an intention of exercising them;

(iv)	attached to shares in which that natural or legal person has a lifelong right of disposal;

(v)	held, or may be exercised within the meaning of (i) to (iv), by an undertaking controlled by that natural or legal person;

(vi)	attached to shares deposited with that natural or legal person and which the person can exercise at its own discretion in the absence of specific instructions from the shareholders;

(vii)	held by a third party in its own name on behalf of that natural or legal person; or

(viii)	exercisable by that natural or legal person through a proxy where that person may exercise the voting rights at its discretion in the absence of specific instructions of the shareholder.

The duty to notify set forth above also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder either an unconditional right to acquire or the discretion as to its right to acquire existing shares (e.g., share options); and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned in (a), regardless of them not affording the right to purchase existing shares (e.g., the ADSs or, under the circumstances, cash-settled derivatives linked to the value of our shares or ADSs representing our shares). Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by themselves or when accumulated with a holding of shares or ADSs. The FSA will in certain cases publish information concerning sanctions imposed, including, as a general rule, the name of the shareholder in question, as a consequence of non-compliance with the above rules.

The notification shall be made promptly but not later than four weekdays after the shareholder was aware or should have become aware of the completion of the transaction, and in accordance with the provisions of Danish Executive Order on Major Shareholders. The shareholder is deemed to have become aware of the completion of the transaction no later than two weekdays after the completion of the transaction. The shareholder shall disclose the change in voting rights and shares, including the number of voting rights (and the division of voting rights between share classes, if applicable) and shares held directly or indirectly by the shareholder following the transaction. The notification shall further state the transaction date on which the threshold was reached or no longer reached and the identity of the shareholder as well as the identity of any natural or legal person with the right to vote on behalf of the shareholder and in the case of a group structure, the chain of controlled undertakings through which voting rights are effectively held. The information shall be notified to the company and simultaneously submitted electronically to the FSA. Failure to comply with the notification requirements is punishable by fine or suspension of voting rights in instances of gross or repeated non-compliance.

When an obligation to notify rests on more than one natural or legal person, the notification may be made through a joint notification. However, use of a joint notification does not exempt the individual shareholders or natural or legal persons from their responsibilities in connection with the obligation to notify or the contents of the notification.

After receipt of the notification, but not later than three weekdays thereafter, the company shall publish the contents of the notification.

Furthermore, the general duty of notification under Section 55 of the DCA in respect of notification of significant holdings (similar to the thresholds set out in the Danish Capital Markets Act Section 38) applies, including when the limit of 100% of the share capital’s voting rights or nominal value of the company is reached or are no longer reached.

The EU Short Selling Regulation (EU Regulation 236/2012) Includes Certain Notification Requirements in connection with Short Selling of Shares Admitted to Trading on a Trading Venue (including Nasdaq Copenhagen) and Securities or Derivatives that Relate to Such Shares (including the ADSs)

It should be noted that during the period from 16 March 2020 to 19 March 2021, ESMA decided to temporarily lower the notification threshold to 0.1% in light of the market unrest following the COVID-19 pandemic. From 20 March 2021 to 28 January 2022, the reporting limit was 0.2%, until the European Commission decided to permanently lower the threshold for notification of net short positions to 0.1%. Since 31 January 2022, the reporting limit has been 0.1%.  As a result, when a natural or legal person reaches, exceeds or falls below a net, short position of 0.1% of the issued share capital of a company that has shares admitted to trading on a trading venue (which includes the ADSs), such person shall make a private notification (i.e. such notification will not be made public) to the relevant competent authority, which in Denmark is the FSA. The obligation to notify the FSA, moreover, applies in each case where the short position reaches, exceeds or falls below 0.1% above the 0.1% threshold. In addition, when a natural or legal person reaches or exceeds a net short position of 0.5% of the issued share capital of a company that has shares admitted to trading on a trading venue and each 0.1% above that, such person shall make a public notification of its net short position via the FSA. The notification requirements apply to both physical and synthetic short positions. In addition, uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is prohibited.

Mandatory Tender Offers

The Danish Capital Markets Act (Part 8) and the Danish Executive Order on Takeover include rules concerning public offers for the acquisition of shares admitted to trading on a regulated market (including Nasdaq Copenhagen).

If a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer or the persons acting in concert with such acquirer gains control over the company as a result of the transfer.

Control as mentioned above exists if the acquirer or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. An acquirer or persons acting in concert with such acquirer who does not hold at least one-third of the voting rights in a company, nevertheless has control when the acquirer has or persons acting in concert with such acquirer have:

•	the right to control at least one-third of the voting rights in the company according to an agreement with other investors; or

•	the right to appoint or dismiss a majority of the members of the central governing body.

Voting rights attached to treasury shares shall be included in the calculation of voting rights.

The Danish Capital Markets Act contains specific exemptions from the obligation to submit a mandatory takeover offer, including transfers of shares by inheritance or transfer within the same group and as a result of a creditor’s debt enforcement proceedings. Exemptions from the mandatory tender offer rules may be granted under special circumstances by the FSA.

Comparison of Danish Corporate Law and Our Articles of Association and Delaware Corporate Law

The following comparison between Danish corporate law, which applies to us, and Delaware corporate law, the law under which many publicly listed companies in the United States are incorporated, discusses shareholder rights and obligations and certain additional matters. This summary is subject to Danish law, including the DCA, and Delaware corporate law, including the Delaware General Corporation Law. Further, please note that if you are a holder of the ADSs, then you are not treated as one of our shareholders under such laws and do not have any shareholder rights in Orphazyme A/S.

Shareholder Rights

Notice of Meeting

Denmark. According to the DCA and as implemented in our articles of association, general meetings in listed limited liability companies shall be convened by the board of directors with a minimum of three weeks’ notice and a maximum of five weeks’ notice. A convening notice shall also be forwarded to shareholders recorded in our shareholders’ register who have requested such notification. There are specific requirements as to the information and documentation required to be disclosed in connection with the convening notice.

Delaware. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Voting Rights

Denmark. Each share confers the right to cast one vote at the general meeting of shareholders, unless the articles of association provide otherwise. Our articles of association allow a person registered as a holder of our shares in VP Securities A/S and acting in a professional capacity on behalf of other natural or legal persons, including holders of ADS representing our ordinary shares to exercise voting rights attached to any such shares in a manner that is not identical to the exercise of the voting rights attached to our other shares held by such person. The right of a shareholder to vote is determined by the shares held by the shareholder at the record date. The record date is one week before the general meeting. Each holder of shares may cast as many votes as it holds shares. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares or other deposited securities. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

Denmark. According to the DCA and our articles of association, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting with three to five weeks’ notice within 14 days thereafter.

All shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are submitted at least six weeks prior to the meeting. In the event that the request is made at a later date, the board of directors will determine whether the proposals were made in due time to be included on the agenda.

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by Written Consent

Denmark. Under Danish law, shareholders may take action and pass resolutions by written consent if such consent is unanimous. However, for a listed company, this method of adopting resolutions is generally not feasible.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal Rights

Denmark. The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemption rights according to the DCA.

According to Section 73 of the DCA, a minority shareholder may require a majority shareholder that holds more than nine-tenths of the company’s registered share capital and voting rights to redeem his or her shares. Similarly, shares in a company may be redeemed in whole or in part by a shareholder holding more than nine-tenths of the shares and the corresponding voting rights in the company, according to Section 70 of the DCA. In the event that the parties cannot agree to the redemption squeeze out price, this shall be determined by an independent evaluator appointed by the court. Additionally, there are specific regulations in Sections 249, 267, 285 and 305 of the DCA that require compensation in the event of national or cross-border mergers and demergers. Moreover, shareholders who vote against a cross-border merger or demerger are, according to Sections 286 and 306 of the DCA, entitled to have their shares redeemed.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

Denmark. Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if shareholders representing at least one-tenth of the share capital have opposed at a general meeting a decision to grant discharge to a member of the board of directors or executive management or refrain from bringing law suits against, among other persons, a member of the board of directors or executive management, a shareholder may bring a derivative action on behalf of the company against, among other persons, a member of the board of directors or executive management. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

Denmark. Danish limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to the DCA Sections 196-201, acquire fully paid shares of themselves, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of five years and the authorization shall fix (i) the maximum value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be acquired using distributable reserves. In addition, the board of directors may, on behalf of the company, acquire the company’s own shares, without authorization, in case it is necessary to avoid a considerable and imminent detrimental effect on the company and provided certain conditions are met. In case the company has acquired its own shares under such circumstances the board of directors is obligated to inform the shareholders of such acquisition at the next general meeting.

Delaware. Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-Takeover Provisions

Denmark. Under Danish law, it is possible to implement limited protective anti-takeover measures. Such provisions may include, among other things, (i) different share classes with different voting rights and (ii) notification requirements concerning participation in general meetings. We have currently not adopted any such provisions, except for the notification requirements concerning participation in general meetings. See description above under the caption “—Articles of Association and Danish Corporate Law—General Meetings and Voting Rights.”

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•

after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

Inspection of Books and Records

Denmark. According to Section 150 of the DCA, a shareholder may, at the annual general meeting or at a general meeting whose agenda includes such item, request an inspection of the company’s books regarding specific issues concerning the management of the company or specific annual reports. If approved by shareholders with a simple majority, one or more investigators are elected. If the proposal is not approved by a simple majority but 25% of the share capital votes in favor of the proposal, then any shareholder may, no later than four weeks after the general meeting, request the bankruptcy court for the district in which the company’s registered office is situated to appoint investigators.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.

Pre-Emptive Rights

Denmark. If our shareholders at a general meeting resolve to increase our share capital by a cash contribution, section 162 of the DCA will apply. Under that section, shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be derogated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting, provided the share capital increase takes place at market price or nine-tenths of the votes cast, as well as at least nine-tenths of the share capital represented at the general meeting if the share capital increase takes place below market price, unless (i) such capital increase is directed at certain but not all shareholders (in which case all shareholders must consent); or (ii) such capital increase is directed at our employees whereby a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting is required. Further, the pre-emptive rights may be derogated from by an exercise of the board of directors of a valid authorization in our articles of association, provided that the share capital increase takes place at or above market price. The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “—Authorizations to our Board of Directors.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights under the law of their respective jurisdictions, including the U.S. securities law.

Delaware. Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

Denmark. Under Danish law, the distribution of ordinary and interim dividends requires the approval of a company’s shareholders at a company’s general meeting. In addition, the shareholders may authorize the board of directors to distribute interim dividends. The company may only pay out dividends from the company’s distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward. It is possible under Danish law to pay out interim dividends. The decision to pay out interim dividends shall be accompanied by a balance sheet, and the board of directors determines whether it will be sufficient to use the statement of financial position from the annual report or if an interim statement of financial position for the period from the annual report period until the interim dividend payment shall be prepared. If the decision to distribute interim dividends is passed more than six months after the date of the statement of financial position as set out in our latest adopted annual report, an interim statement of financial position must be prepared and reviewed by our auditor. The statement of financial position or the interim statement of financial position, as applicable, must show that sufficient funds are available for distribution. The general meeting of shareholders cannot resolve to distribute dividends at an amount exceeding the amount recommended or approved by our board of directors. Moreover, ordinary dividends and interim dividends may only be made out of distributable reserves and may not exceed what is considered sound and adequate with regard to the company’s financial condition or be to the detriment of the company’s creditors.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Shareholder Vote on Certain Reorganizations

Denmark. Under Danish law, all amendments to the articles of association shall be approved by the general meeting of shareholders with at least two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting, unless applicable laws prescribe stricter or less strict adoption requirements or applicable laws confer specific authority to the board of directors or other bodies. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Danish law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. However, under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of ordinary shares of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s shares outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Mandatory Redemption of Shares

Denmark: Where a shareholder holds more than nine-tenths of the shares in a company and a corresponding proportion of the voting rights, such shareholder may, pursuant to the DCA, Section 70, demand that the other shareholders have their shares redeemed by that shareholder. In this case, the other shareholders must be requested, under the rules governing notices for general meeting, to transfer their shares to the shareholder within four weeks after the request to transfer their shares. In addition, the other shareholders shall through the Danish Business Authority’s IT system be requested to transfer their shares within the same four-week period. Specific requirements apply to the contents of the notices to the other shareholders regarding the redemption. If the redemption price cannot be agreed upon, the redemption price must be determined by an independent expert appointed by the court in the jurisdiction of the company’s registered office in accordance with the provisions of the DCA. However, the redemption price will be deemed fair under any circumstances, provided that (i) the redemption price is equal to the consideration paid by the bidder in connection with a voluntary tender offer by which the bidder obtained at least 90% of the voting rights or (ii) the redemption price is equal to the consideration paid by the bidder in connection with a mandatory tender offer. To the extent any minority shareholders have not transferred their shares to the acquiring shareholder before the expiry of the four-week period, the redeeming shareholder shall pay the redemption price to the remaining minority shareholders through the securities deposit. Upon such payment through the securities deposit, the minority shareholders will have been redeemed and the minority shareholders shall in such case through the Danish Business Authority’s IT system be notified that the right to require determination of the redemption price by the independent expert expires at the end of a period, which cannot be less than three months pursuant to the DCA, Section 72.

Furthermore, where a shareholder holds more than nine-tenths of the shares in a company and a corresponding proportion of the voting rights, the other shareholders may require such shareholder to acquire their shares pursuant to Section 73 of the DCA. If the redemption price cannot be agreed upon, the redemption price must be determined by an independent expert appointed by the court in the jurisdiction of the company’s registered office in accordance with the provisions of the DCA. Expenses relating to the determination of the redemption price must be paid by the shareholder requesting such determination. If the expert’s valuation is higher than the price offered by the redeeming shareholder, the court may order the redeeming shareholder to pay the expenses relating to determination of the redemption price in full or in part.

Delaware: The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Amendments to Governing Documents

Denmark. All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the DCA and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting, unless applicable laws prescribe stricter or less strict adoption requirements or applicable laws confer specific authority to the board of directors or other bodies.

Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by at least a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.

Delaware. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is Computershare A/S, Lottenborgvej 26 D, 1., DK-2800 Kgs. Lyngby, Denmark. The Bank of New York Mellon serves as the depositary, registrar and transfer agent for the ADSs.